Exhibit 99.09

Exposure to Hurricane Katrina

Updated September 30, 2005

Included in Table I below is a breakout of Ambac’s Hurricane Katrina loss provision as of September 30, 2005. In determining our loss estimate, our analysis has considered the unprecedented nature of the disaster, including the displacement of the communities’ residents, and the unique aspects of each insured bond, such as the nature of the revenue source, the level of debt service reserves, if any, and other transaction protections. Ambac’s estimate of losses related to the hurricane was made without regard to any potential, federal, state or local government assistance to individual municipalities or institutions. The credit loss estimation process involves the exercise of considerable judgment. Due to the nature of the loss reserve estimate, Ambac’s ultimate actual loss associated with the hurricane may be materially different than the current estimate and thereby may affect future operating results. Ambac will continue to assess the impact of Hurricane Katrina on subsequent periods as more information becomes available to us. As of September 30, 2005, all of the credits included in the provision are classified as Public Finance, however none are healthcare related. Ambac does not have material exposure to credits adversely affected by Hurricane Rita.

Table I

Ambac’s Loss Estimate Broken Out by Region

September 30, 2005 ($ millions)

Region	# of Issues	Net Par Outstanding	Total Reserve Estimate
Louisiana	22	$869	$75
Mississippi/Alabama	13	226	17

Total	35	$1,095	$92

Included in Table II below is information related to Ambac’s Public Finance exposure to FEMA-designated counties (designated for the combined category of individual and public assistance as of 9/9/05) within the three states – Louisiana, Mississippi and Alabama, broken out by bond type, including our exposure to the region of Greater New Orleans separately. Table III lists Ambac’s exposure to the three New Orleans parishes that make up Greater New Orleans. Table IV lists Ambac’s exposure to investor-owned utilities within all counties of the three affected states. It is too early to determine the effect the storm will have on the underlying credit quality of the Public Finance and IOU exposures within these states. All of the Ambac-insured hospitals in the region are currently up and running.

Table II

Ambac’s Public Finance Exposure in FEMA-Designated Counties

as of September 30, 2005 ($000)

Bond Type	Alabama	Greater New Orleans	Other Louisiana	Mississippi	Total
General obligation	$523,928	$372,029	$354,340	$414,334	$1,664,631
Leases and tax backed	92,257	814,789	341,560	36,817	1,285,423
University	105,573	235,248	126,817	197,241	664,879
Utility	97,481	—	116,440	56,363	270,284
Transportation	—	176,342	—	56,997	233,339
Health care	68,750	—	105,034	13,684	187,468
Other	—	49,000	675	—	49,675

Grand Total	$887,988	$1,647,407	$1,044,866	$775,437	$4,355,699

Scheduled D/S due (10/1/05-12/31/05)	14,276	34,637	44,904	18,629	112,446
Scheduled D/S due (1/1/06-12/31/06)	86,142	140,797	167,665	68,156	462,759

Table III

Ambac’s Public Finance Exposure in Greater New Orleans

Net Par as of September 30, 2005 ($000)

Bond Type	Orleans	Jefferson	St. Bernard	Total
General obligation	$324,314	$41,410	$6,305	$372,029
Leases and tax backed	368,090	446,698	—	814,789
University	235,248	—	—	235,248
Utility	—	—	—	—
Transportation	176,342	—	—	176,342
Health care	—	—	—	—
Other	—	49,000	—	49,000

Grand Total	$1,103,994	$537,108	$6,305	$1,647,407

Table IV

Ambac’s Investor-Owned Utility Exposure in Alabama, Louisiana and Mississippi

Net Par as of July 31, 2005 ($000)

	Alabama	Louisiana	Mississippi	Total
Investor-owned utilities	$97,955	$220,779	$109,030	$427,764

Included within the Tables V and VI below is information related to Ambac’s estimated current exposures to asset-backed bonds collateralized by mortgages on residential homes and manufactured housing located in the FEMA-designated counties and New Orleans. The amounts shown represent the estimated portions of larger, geographically diversified securitizations. Ambac does not have exposure to manufactured housing securitizations in Greater New Orleans. The impact on each transaction will be affected by the concentration of loans within the three states, the level of flood/hurricane or other insurance coverage on impacted homes within the pool and the amount of federal relief provided, if any. It is too early to determine the effect the storm will have on our MBS/MH exposures within these three states.

Table V

MBS Securitization Pools

(Total Net Par $45.7B)

	Net Par ($Millions)	% Total MBS Net Par
Alabama	$131	0.3
New Orleans	44	0.1
Other Louisiana	219	0.5
Mississippi	156	0.3

Total	$550	1.1

Table VI

Manufactured Housing Securitization Pools

(Total Net Par = $1.1B)

	Net Par ($Millions)	% Total MH Net Par
Alabama	$10	0.9
Louisiana	12	1.1
Mississippi	18	1.7

Total	$40	3.7